Exhibit 99.1

Nordson Corporation Announces Agreement to Acquire CyberOptics Corporation, Expanding Its Semiconductor Test and Inspection Capabilities

Westlake, Ohio, USA – August 8, 2022 – Nordson Corporation (Nasdaq: NDSN) has signed a definitive agreement for the acquisition of CyberOptics Corporation (Nasdaq: CYBE), a leading global developer and manufacturer of high-precision 3D optical sensing technology solutions. The acquisition enhances Nordson’s test and inspection platform, providing differentiated technology that expands Nordson’s product offering in the semiconductor and electronics industries.
The all-cash transaction is valued at $54.00 a share, or approximately $380 million net of cash acquired, reflecting a valuation of 18.5 times CyberOptics trailing twelve months EBITDA, and 14.5 times net of cost synergies. The transaction is expected to close in Nordson’s first quarter fiscal 2023, pending applicable regulatory and shareholder approvals.

“We are looking forward to welcoming CyberOptics’ nearly 200 employees to Nordson. The company’s leading-edge 3D optical sensing technology and market leading wireless measurement sensors will expand Nordson’s current test and inspection capabilities, allowing us to offer new differentiated solutions to our semiconductor and electronics customers. Applying the NBS Next growth framework, we will invest in CyberOptics’ greatest opportunities for profitable growth while also providing the advantages of our global business infrastructure and customer-centric model,” said Sundaram Nagarajan, president and chief executive officer.

Headquartered in Minneapolis, Minnesota, CyberOptics generates approximately $100 million in annual revenue. CyberOptics’ sensors are used for inspection and metrology in the semiconductor and surface mount technology (SMT) markets to improve yields and productivity. The company’s inspection systems come with the assurance of high quality, accuracy and speed. Its innovative and proprietary 3D Multi-Reflection Suppression™ (MRS™) optical sensor technology and WaferSense® wireless measurement sensors for tool setup and diagnostics will expand Nordson’s growth opportunities into new areas of the semi-conductor wafer fabrication and packaging process.

“Our global Test & Inspection division within the Advanced Technology Solutions segment predominantly serves the electronics market in diversified end customer applications and has been delivering consistent profitable growth,” said Joseph Kelley, executive vice president and chief financial officer. “The differentiated technologies of CyberOptics combined with Nordson’s global sales, applications and service infrastructure will enable accelerated growth rates and the realization of $6 million in net cost synergies.”

The company will further discuss the acquisition on its upcoming third quarter fiscal 2022 webcast scheduled for August 23, 2022.

Morgan Stanley & Co. LLC acted as exclusive financial advisor and Jones Day acted as legal advisor to Nordson Corporation.

Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework through an entrepreneurial, division-led organization to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “projects,” “forecasts,” “continue,” “target,” or the negative of such terms or comparable terminology. These statements reflect management’s current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, U.S. and international economic conditions; financial and market conditions; currency exchange rates and devaluations; the Company’s ability to successfully integrate acquisitions; the Company’s ability to successfully divest or dispose of businesses that are deemed not to fit with its strategic plan; the effects of changes in U.S. trade policy and trade agreements; the effects of changes in tax law; and the possible effects of events beyond our control, such as political unrest, acts of terror, natural disasters and pandemics, including the current coronavirus (COVID-19) pandemic and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recently filed Annual Report on Form 10-K and in its Forms 10-Q filed with the Securities and Exchange

Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement in this press release.

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